UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

PetIQ, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act rules 14a6(i)(1) and 0-11

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2024

PetIQ, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38163	35-2554312
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

230 E. Riverside Dr. Eagle, Idaho	83616
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (208) 939-8900

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 par value per share	PETQ	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

As previously disclosed, on August 7, 2024, PetIQ, Inc. (“PetIQ” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Gula Buyer Inc. (“Parent”), a Delaware corporation, and Gula Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). The Merger Agreement provides that, on the terms and subject to the conditions set forth in the Merger Agreement, Parent, Merger Sub and the Company will effect a merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation of the Merger as a wholly owned subsidiary of Parent. Parent and Merger Sub are affiliates of Bansk Group (“Bansk Group”).

The Company filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) on September 16, 2024, in connection with the Merger.

Certain Litigation

Following the announcement of the Merger, three complaints have been filed in federal and state courts in New York by purported stockholders against, among others, PetIQ and its full Board of Directors in connection with the Merger: Lindstrom v. PetIQ, Inc., et al., Case No. 1:24-cv-06983 (S.D.N.Y. filed September 16, 2024) (the “Federal Action”), Thompson v. PetIQ, Inc., et al., Case No. 0655076/2024 (N.Y. Sup. Ct. filed September 25, 2024) and Johnson v. PetIQ, Inc., et al., Case No. 655105/2024 (N.Y. Sup. Ct. filed September 26, 2024) (collectively, the “State Court Actions” and, together with the Federal Action, the “Merger Actions”). The Federal Action asserts that the Proxy Statement omitted certain allegedly material information in violation of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14a-9 promulgated under the Exchange Act, rendering the Proxy Statement false and misleading. The State Court Actions purport to allege negligence and negligent misrepresentation claims under New York common law relating to the Proxy Statement. The plaintiffs in the Merger Actions seek, among other things, an injunction enjoining consummation of the Merger, rescission of the Merger if consummated, costs, including attorneys’ fees and experts’ fees and expenses, and an order directing the filing of a proxy statement that does not contain any untrue statements of material fact.

As previously disclosed in the Proxy Statement, the Company also received demands on behalf of purported stockholders alleging that the Proxy Statement omitted certain purportedly material information.

While the Company believes that the disclosures set forth in the Proxy Statement comply fully with all applicable law, in order to moot plaintiffs’ disclosure claims, avoid nuisance and possible expense and business delays, and provide additional information to its stockholders, the Company has determined to voluntarily supplement certain disclosures in the Proxy Statement related to plaintiffs’ claims with the supplemental disclosures set forth below (the “Supplemental Disclosures”). Nothing in the Supplemental Disclosures shall be deemed an admission of the legal merit, necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations that any additional disclosure was or is required or material.

SUPPLEMENTAL DISCLOSURES

The Supplemental Disclosures should be read in conjunction with the Proxy Statement, which should be read in its entirety, including the cautionary notes regarding the risks and limitations associated with relying on prospective financial information. The inclusion in the Supplemental Disclosures to the Proxy Statement of certain summary unaudited prospective financial information should not be regarded as an indication that any of the Company, Parent or their respective affiliates, officers, directors or other representatives, or any other recipient of this information, considered, or now considers, it to be material or to be necessarily predictive of actual future results, and such unaudited prospective financial information should not be relied upon as such. To the extent defined terms are used but not defined herein, they have the meanings set forth in the Proxy Statement.

The second paragraph under "The Special Meeting - Shares Held by PetIQ's Directors and Executive Officers" starting on page 27 is hereby amended and supplemented as follows:

~~As of the date of this proxy statement,~~ PetIQ's ~~has not been informed that any of our~~ directors, executive officers and ~~or~~ such of their respective affiliates currently intend to vote their shares of our Common Stock ~~other than~~: (1) "FOR" the adoption of the merger agreement; (2) "FOR" the compensation that will or may become payable by PetIQ to its named executive officers in connection with the merger; and (3) "FOR" the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

The fourth sentence of the first full paragraph on page 49 under “The Merger – Opinion of PetIQ’s Financial Advisor” is hereby amended and supplemented as follows:

With respect to the selected public companies and selected precedent transactions analyses summarized below, no company or transaction used as a comparison was identical or directly comparable to PetIQ or the merger nor, except as otherwise disclosed, were individual multiples derived from the selected public companies or selected precedent transactions independently determinative of the results of such analyses.

The second sentence of the third paragraph on page 50 under “The Merger – Opinion of PetIQ’s Financial Advisor – Financial Analyses – Selected Public Companies Analysis” is hereby amended and supplemented as follows:

Jefferies applied selected ranges of calendar year 2024 and calendar year 2025 estimated adjusted EBITDA multiples derived from the selected companies of 8.7x to 11.7x (with particular focus on the overall median calendar year 2024 estimated adjusted EBITDA multiple observed for the selected companies) and 8.2x to 11.2x (with particular focus on the overall median calendar year 2025 estimated adjusted EBITDA multiple observed for the selected companies), respectively, to corresponding financial data of PetIQ.

The second sentence of the second full paragraph on page 51 under “The Merger – Opinion of PetIQ’s Financial Advisor – Financial Analyses – Selected Precedent Transactions Analysis” is hereby amended and supplemented as follows:

Jefferies applied a selected range of latest 12 months adjusted EBITDA multiples derived from the selected transactions of 9.0x to 15.9x (based on Jefferies’ professional judgment regarding the selected transactions) to the latest 12 months (as of June 30, 2024) adjusted EBITDA of PetIQ.

The third sentence of the carryover paragraph at the top of page 52 under “The Merger – Opinion of PetIQ’s Financial Advisor – Financial Analyses – Discounted Cash Flow Analysis” is hereby amended and supplemented as follows:

Jefferies calculated terminal values for PetIQ by applying to PetIQ’s fiscal year 2029 unlevered, after-tax free cash flow a ~~selected~~ range of perpetuity growth rates of 2.5% to 3.5% selected based on Jefferies’ professional judgment.

The fourth sentence of the carryover paragraph at the top of page 52 under “The Merger – Opinion of PetIQ’s Financial Advisor – Financial Analyses – Discounted Cash Flow Analysis” is hereby amended and supplemented as follows:

The present values (as of June 30, 2024) of the cash flows and terminal values were then calculated using a selected range of discount rates of 12.0% to 14.0% derived from a weighted average cost of capital calculation.

The paragraph on page 52 under “The Merger – Opinion of PetIQ’s Financial Advisor – Certain Additional Information” is hereby amended and supplemented as follows:

Jefferies observed certain additional information that was not considered part of Jefferies’ financial analysis with respect to its opinion but was noted for informational purposes, including the implied premiums paid or proposed to be paid in selected all-cash merger and acquisition transactions involving 68 U.S. publicly-traded target companies with operations in the consumer and retail industries announced from January 1, 2012 through August 5, 2024 with transaction equity values of $500 million to $2 billion; applying a selected range of implied premiums of approximately 21% to 49% (reflecting the overall 25th to 75th percentile of the implied premiums derived from such transactions based on the closing stock prices of the target companies involved in such transactions 30 calendar days prior to public announcement of such transactions) to the closing price of Class A Common Stock of $22.71 per share on July 5, 2024 (the date that is 30 calendar days prior to the last trading day preceding the date of Jefferies’ opinion) indicated an approximate implied per share equity value reference range for PetIQ of $27.50 per share to $33.90 per share.

The table in the second full paragraph on page 54 under “The Merger – Unaudited Prospective Financial Information” is hereby amended and supplemented and a new paragraph following the table is added as follows:

$ in millions	2024E(4)	2025E	2026E	2027E	2028E	2029E
Total Net Sales	$1,161.0	$1,233.6	$1,358.0	$1,465.8	$1,584.2	$1,697.4
Total Cost of Sales(1)	$868.4	$903.0	$983.4	$1,054.8	$1,132.2	$1,199.1
Gross Profit	$292.7	$330.6	$374.6	$411.0	$452.0	$498.4
Operating Expenses(1)	$189.7	$203.1	$229.9	$243.3	$260.0	$277.3
EBITDA(2)	$103.0	$127.5	$144.7	$167.8	$192.0	$221.0
Adjusted EBITDA(3)	$125.9	$140.5	$157.5	$181.7	$207.2	$237.5
Unlevered Free Cash Flow(5)	$88.3	$87.5	$87.4	$106.5	$122.2	$144.8

(1)	Presented excluding depreciation & amortization.

(2)	“EBITDA” is a non-GAAP financial measure that is calculated by starting with GAAP net income (loss) adjusted for income tax expense, depreciation, amortization, goodwill impairment, and interest expense, net.

(3)	“Adjusted EBITDA” is a non-GAAP financial measure that is calculated by starting with EBITDA adjusted for acquisition costs, stock-based compensation expense, integration and business transformation costs, restructuring costs, litigation expenses and other one-time transactions that management does not believe are representative of PetIQ’s core ongoing business. For 2026E — 2029E, stock-based compensation expense is the only adjustment to EBITDA.

(4)	The 2024E financial information included in the Company Projections was derived from the budget prepared by PetIQ management based on Q1 2024 actual financial results and PetIQ management’s projections with respect to the remainder of FY2024. Following the availability of Q2 actual financial results, PetIQ management prepared an updated budget based on actual financial results in respect of H1 2024 and PetIQ management’s projections with respect to H2 2024 (the “6+6 Budget”). At the direction of PetIQ management, Jefferies performed its financial analysis using the 2024E financial information set forth in the 6+6 Budget. The 2024E financial information set forth in this table reflects such 2024E financial information set forth in the 6+6 Budget.

(5)	“Unlevered Free Cash Flow” is a non-GAAP measure that is calculated as EBIT less cash taxes plus depreciation and amortization, changes in net working capital and capital expenditures. The 2024E Unlevered Free Cash Flow figure reflects estimated Unlevered Free Cash Flow for Q3 and Q4 2024. The Unlevered Free Cash Flow figures set forth above were not included in the Company Projections, but were arithmetically derived from the Company Projections for purposes of Jefferies’ discounted cash flow analysis described in the section of this proxy statement captioned “The Merger – Opinion of PetIQ’s Financial Advisor – Discounted Cash Flow Analysis.”

In addition, PetIQ had net operating loss carryforwards (“NOLs”) and other tax assets as of December 31, 2023 consisting of approximately $94.8 million of U.S. federal NOLs, approximately $79.2 million of U.S. state NOLs, approximately $270.0 million of basis adjustments pursuant to Section 743(b) of the Code and approximately $49.9 million of interest expense carryover pursuant to Section 163(j) of the Code.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication may be deemed to be solicitation material in respect of the proposed acquisition of the Company by Parent pursuant to the Merger Agreement. In connection with the proposed transaction, the Company filed with the Proxy Statement with the SEC and mailed the Proxy Statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed transaction. The Proxy Statement contains important information about the proposed transaction and related matters, and the Company may file other relevant documents concerning the proposed transaction with the SEC. This document is not a substitute for the Proxy Statement or any other document which the Company may file with the SEC. Before making any voting or investment decision, investors and security holders of the Company are urged to carefully read the entire Proxy Statement (including any amendments or supplements thereto) and any other documents relating the proposed transaction filed by the Company with the SEC or incorporated by reference therein because they contain or will contain important information about the proposed transaction.

Investors and security holders of the Company may obtain a free copy of the Proxy Statement, as well as other relevant filings containing information about the Company and the proposed transaction, including materials that were incorporated by reference into the Proxy Statement, without charge, at the SEC’s website (http://www.sec.gov) or from the Company by contacting the Company’s Investor Relations at 208-513-1513, by email at investor.relations@petiq.com, or by going to the Company’s Investor Relations page on its website at https://ir.petiq.com/ and clicking on the link under “Financial Information” titled “SEC Filings.”

Participants in the Solicitation

The Company and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the interests of the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the Proxy Statement, the Company’s annual report on Form 10-K filed with the SEC on February 29, 2024, and the Company’s proxy statement on Schedule 14A filed with the SEC on April 19, 2024. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests in the proposed transaction, by security holdings or otherwise, is contained in the Proxy Statement and other relevant materials filed by the Company with the SEC or incorporated by reference therein. Copies of these documents may be obtained, free of charge, from the SEC or the Company as described in the preceding paragraph.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “continuing,” “could,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “project,” “should,” “will,” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the benefits of and timeline for closing the transaction with Bansk Group. These statements are based on various assumptions, whether or not identified in this communication, and on the current expectations of Company management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ from assumptions. Many actual events and circumstances are beyond the control of the Company. These forward-looking statements are subject to a number of risks and uncertainties, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction that could delay the consummation of the proposed transaction or cause the parties to abandon the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement entered into in connection with the proposed transaction; the possibility that the Company’s stockholders may not approve the proposed transaction; the risk that the parties to the Merger Agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of the Company; the risk of any unexpected costs or expenses resulting from the proposed transaction; the risk of any litigation relating to the proposed transaction; and the risk that the proposed transaction and its announcement could have an adverse effect on the ability of the Company to retain and hire key personnel and to maintain relationships with customers, vendors, partners, employees, stockholders and other business relationships and on its operating results and business generally.

Further information on factors that could cause actual results to differ materially from the results anticipated by the forward-looking statements is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, the Proxy Statement and other filings made by the Company from time to time with the Securities and Exchange Commission. These filings, when available, are available on the investor relations section of the Company’s website at https://ir.petiq.com/ or on the SEC’s website at https://www.sec.gov. If any of these risks materialize or any of these assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that the Company presently does not know of or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. The forward-looking statements included in this communication are made only as of the date hereof. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PetIQ, Inc.

Dated: October 11, 2024	By:	/s/ McCord Christensen
McCord Christensen
Chief Executive Officer